Exhibit 3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-157296) of Japan Finance Corporation of our report dated June 22, 2011, with respect to the non-consolidated financial statements of Japan Finance Corporation included in its Annual Report on Form 18-K for the year ended March 31, 2011.

/s/ Ernst & Young ShinNihon LLC
Ernst & Young ShinNihon LLC
Tokyo, Japan

September 7, 2011